EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of DGSE Companies, Inc. of our report dated September 21, 2006 relating to our audit of the financial statements of Superior Galleries, Inc., appearing in the Prospectus, which is part of this Registration Statement and of our report dated September 21, 2006, relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” in such Prospectus.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
February 23, 2007